Exhibit 99.1

Winston Hotels, Inc. 2626 Glenwood Avenue • Suite 200 Raleigh, North Carolina 27608 www.winstonhotels.com NYSE: WXH
FOR FURTHER INFORMATION:

WINSTON HOTELS:
Patti L. Bell	Jerry Daly or Carol McCune
Assistant Vice President	(703) 435-6293
Investor Relations & Administration	(jerry@dalygray.com, carol@dalygray.com)
(919) 510-8003
pbell@winstonhotels.com
For Immediate Release
Winston Hotels Reports Third Quarter 2006 Results
Exceeds First Call Consensus Analyst Expectations
     RALEIGH, N.C., November 7, 2006—Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust (“REIT”) and owner of premium limited-service, upscale extended-stay and full-service hotels, today announced results for the three and nine months ended September 30, 2006. In addition, the company raised its guidance for 2006.
2006 Third Quarter Highlights and Recent Events
•	Improved FFO available to common shareholders to $0.35 per share, exceeding First Call consensus analyst expectations by $0.02;
•	Achieved net income available to common shareholders per share of $0.41;
•	Increased EBITDA, excluding unusual charges, by $4.3 million, or 34.3 percent, to $16.9 million;
•	Improved same store RevPAR by 10.9 percent;
•	Posted same store operating margin growth of 100 basis points;

•	Sold two hotels for total aggregate net proceeds of $19.2 million, resulting in an aggregate gain on sale, net of minority interest, of $6.9 million;
•	Raised full-year guidance for FFO available to common shareholders to $0.96 to $0.98 per share, compared to $0.91 to $0.96 previously forecasted. Excluding non-recurring debt extinguishment expenses as well as certain non-cash charges, FFO available to common shareholders is expected to be $1.12 to $1.14, compared to $1.07 to $1.12 previously forecasted;
•	Acquired the 121-room Courtyard by Marriott in St. Charles, Ill. and announced that it had entered into definitive agreements to acquire two hotels in New York, NY; and
•	Opened a 121-room Hilton Garden Inn in Akron, Ohio on November 2, and expects to open a 142-room Homewood Suites in Princeton, N.J., in mid-November.
2006 Third Quarter Financial Results
     Net income available to common shareholders was $11.4 million for the 2006 third quarter, or $0.41 per share, compared to net loss available to common shareholders of ($8.7) million, or ($0.33) per share, for the same period in 2005. Net income available to common shareholders for the 2006 third quarter included a gain on sale, net of minority interest, of approximately $6.9 million, or $0.24 per share.
     Net loss available to common shareholders for the 2005 third quarter included a non-cash impairment charge totaling $12.4 million, net of minority interest. Net income available to common shareholders for the 2006 and 2005 third quarters would have been $4.6 million and $3.6 million, or $0.17 and $0.14 per share, respectively, excluding the effects of the gain and impairment charge.
     Funds from operations (“FFO”) available to common shareholders for the 2006 third quarter was $10.0 million, compared to ($3.7) million in the 2005 third quarter, or $0.35 and ($0.13) per share, respectively. Excluding the impairment charge, FFO available to common shareholders for the 2005 third quarter would have been approximately $8.7 million, or $0.32 per share. The company had approximately 28.9 million and 27.6 million fully diluted weighted average common shares outstanding in the 2006 and 2005 reporting periods, respectively.

Same Store Operating Statistics
     Third quarter 2006 revenue per available room (“RevPAR”) rose 10.9 percent for the company’s 38 hotels that were open throughout each of the nine-month periods ended September 30, 2006 and 2005. The improvement was led by a 9.9 percent increase in average daily room rate (“ADR”) and a 1.0 percent increase in occupancy. Third quarter 2006 operating margins increased 100 basis points to 44.4 percent from 43.4 percent in the same period a year earlier, despite higher utility costs and franchise fees. These costs were partially offset by improvements in managing labor costs, lower food and beverage costs and lower frequent traveler expenses.
     “Our operators generated excellent results in the third quarter, continuing a trend of improving operating results over the past year,” said Robert W. Winston III, chief executive officer. “We continue to work closely with our operators to monitor costs and find ways to improve margins.”
     The following table details the company’s same store operating statistics, for the 38 consolidated hotels that were open throughout each of the nine-month periods ended September 30, 2006 and 2005 (includes 36 wholly owned hotels and two hotels, the Chapel Hill, N.C. Courtyard by Marriott and the Ponte Vedra, Fla. Hampton Inn, that are owned through joint ventures).
Same Store Operating Statistics

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2006	2005	Change		2006	2005	Change
Hotel Room Revenues	$34,422	$31,334	9.9%		$102,174	$93,032	9.8%
RevPAR	$70.26	$63.36	10.9%		$70.32	$63.36	11.0%
Occupancy	71.5%	70.8%	1.0%		72.5%	70.9%	2.3%
ADR	$98.25	$89.44	9.9%		$97.04	$89.40	8.5%
Operating Margin	44.4%	43.4%	100	bps	43.7%	43.1%	60	bps

     Excluding the operating results of two hotels that were negatively impacted by renovations for the nine months ended September 30, 2006 and 2005, same store RevPAR increased 11.7 percent to $72.04 from $64.48; and same store operating margins rose 100 basis points to 44.7 percent from 43.7 percent.
2006 Fourth Quarter Outlook and Guidance
     For the 2006 fourth quarter, the company forecasts net income per share available to common shareholders of $0.04 to $0.06. On a same-store basis, the company expects 2006 fourth quarter RevPAR to increase 6 to 8 percent, compared to the prior year’s fourth quarter.
     FFO per share available to common shareholders is expected to be between $0.21 and $0.23 for the 2006 fourth quarter.
2006 Annual Outlook and Guidance Revised
     For the year ended December 31, 2006, the company forecasts net income per share available to common shareholders of $0.75 to $0.77. On a same-store basis, the company expects 2006 RevPAR to increase 9 to 10 percent from the prior year.
     FFO per share available to common shareholders for the year ended December 31, 2006, is expected to be between $0.96 to $0.98, compared to a prior forecast of between $0.91 to $0.96. FFO per share available to common shareholders for the year ended December 31, 2006, excluding the non-recurring debt extinguishment expenses and certain non-cash charges, is expected to be between $1.12 and $1.14, compared to a prior forecast of $1.07 to $1.12. This guidance assumes no additional hotel acquisitions, dispositions, developments or placements of hotel debt during the remainder of 2006, other than those activities discussed below.
Hotel Development
     On November 2, 2006, one of the company’s joint ventures opened a 121-room Hilton Garden Inn in Akron, Ohio. The company holds a 41.7 percent ownership interest in the joint venture and has provided an additional preferred equity investment of $2.2 million. “We believe this hotel’s location adjacent to the Akron-Canton Airport and the significant amount of office space in close proximity will allow us to ramp up the property quickly,” said Joe Green, president and chief financial officer. “In addition, we expect to open the 142-room, wholly owned $19.6 million Homewood Suites in Princeton, N.J. in mid-November, pending final inspections. Both properties are in strong markets, and we believe that both will quickly become leaders in their respective segments.”
The company also is progressing on schedule with the following development projects:

■	The company expects to open a wholly owned, 119-room, $13.3 million Hilton Garden Inn in Wilmington, N.C., in the first quarter of 2007.

■	The company has begun construction on a wholly owned, 79-room, $10.7 million Residence Inn in Roanoke, Va., with a planned opening in the 2007 fourth quarter.

■	The company has begun construction on a 120-room, $14.6 million Courtyard by Marriott at Flagler Corporate Park in Jacksonville, Fla., scheduled to open in the 2007 fourth quarter. The property is owned by a joint venture in which the company holds a 48 percent equity interest.

■	During the fourth quarter of 2006, the company plans to break ground on a 22-room expansion of the Chapel Hill, N.C. Courtyard by Marriott hotel. The expansion is scheduled for completion in the 2007 fourth quarter. The property is owned by a joint venture in which the company holds a 48.78 percent equity interest.
          “Our development program has been timed well with the market,” Green said. “We are optimistic about each of the hotels opening in the fourth quarter, as well as the other projects under construction. These new properties give us significant upside potential in solid markets. Land and construction costs remain high; however, with the housing boom abating somewhat, we believe constructions costs may move downward. We continue to look for potential development opportunities and to maintain an active acquisition pipeline.”

Hotel Acquisitions
     As previously announced, in August the company acquired the 121-room Courtyard by Marriott in St. Charles, Ill. for $9.2 million from a private investment group. The hotel is located 35 miles west of downtown Chicago, Ill.
     “We have expanded our portfolio strategy to include more locations in or near major urban markets,” Green pointed out. “We believe we can attain attractive, risk-adjusted returns in these markets, while also diversifying our portfolio.”
     In August, the company announced that it had entered into definitive agreements to acquire two hotels in New York City for a purchase price of $55 million each. Located in the Tribeca area and Chelsea area, the hotels currently are under construction and are expected to open late in the 2007 first quarter. Acquisition of the two hotels is subject to satisfactory completion of due diligence and other customary closing conditions. The company has been approved by Hilton Hotels Corporation for a Hilton Garden Inn franchise for the Tribeca hotel and negotiations are underway with Hilton to brand the Chelsea hotel as a Hilton Garden Inn.
     “There is significant demand for mid-market properties in Manhattan, which has one of the highest barriers to new competition in the country” Green said. “These hotels will carry one of the strongest mid-market brands in the industry and are well located in growing markets in the city. These hotels give us a significant urban presence in one of the nation’s most dynamic markets.”
Hotel Dispositions
     The company sold two hotels in the third quarter, for total aggregate net proceeds of $19.2 million, resulting in an aggregate gain on sale, net of minority interest, of $6.9 million, bringing to six the number of hotel dispositions for the year. The aggregate net proceeds for the six dispositions during 2006 total $42.6 million, resulting in an aggregate gain on sale, net of minority interest, of approximately $14.6 million.

     “We have significantly upgraded our portfolio in the past 24 months through a combination of development, acquisitions and selective dispositions,” Green noted. “We believe these actions make our portfolio stronger and better positioned for all phases of the hotel economic cycle. Although these sales may have a short-term negative effect on FFO, we believe that re-investing our capital into newer, better located properties will allow us to achieve better and higher sustainable growth,” Green said.
Hotel Debt Financing Program
     In October 2006, the company sold $6.3 million of its $8.5 million commitment to lend funds to develop a 101-room Hampton Inn and Suites in Murfreesboro, Tenn. to General Electric Capital Corporation (“GECC”). Winston now holds a $2.2 million “B” note. The “B” note bears interest at 30-day LIBOR plus 6.05 percent, with an additional 3.86 percent accrual per annum. As of September 30, 2006, the company had funded $0.9 million of the whole loan; on October 2, 2006, GECC funded their pro rata share of $0.7 million to the company, leaving the company’s funding of the “B” note at $0.2 million. The company is obligated to fund the remaining $2.0 million balance of the “B” note ratably over the projected construction period, which is expected to continue through the second quarter of 2007.
     At the close of the 2006 third quarter, the company had 13 loans outstanding, representing loans receivable totaling $61.7 million and related interest receivable totaling $2.0 million.
     “We continue to have an active loan pipeline,” Green pointed out. “We are using our substantial expertise in development to make informed lending decisions.”

Strengthened Balance Sheet
     In August 2006, the company successfully completed a public offering of its common stock, selling 2.4 million shares at $11.75 per share and generating net cash proceeds of $26.5 million. The proceeds were used to pay down the company’s line of credit. At September 30, 2006, the outstanding balance under the line of credit was $13.0 million and the remaining available balance was $118.9 million, based upon the borrowing base created by the hotels that serve as collateral for the line. During the fourth quarter, the company expects to add an additional five hotels as collateral to the line, which would add approximately $40 million to the available balance.
Dividends
     During the 2006 third quarter, the company declared a regular cash dividend of $0.15 per common share and a cash dividend of $0.50 per share of Series B Preferred Stock. “The company’s board of directors evaluates our dividend policy on a quarterly basis and is comfortable with the payout level of our dividends,” Winston said.
Conference Call
     Winston Hotels’ 2006 third quarter investor conference call is scheduled for 1 p.m. EDT today, November 7, 2006. The call also will be simulcast over the Internet via the company’s Web site, www.winstonhotels.com. The replay will be available on the company’s Web site for 30 days and via telephone for seven days by calling 800-475-6701, access code 845841.

About the Company
     As of September 30, 2006, the company owned or was invested in 52 hotel properties in 17 states having an aggregate of 7,064 rooms. This included 44 wholly owned properties with an aggregate of 5,993 rooms, a 60% ownership interest in a joint venture that owned one hotel with 138 rooms, a 49% ownership interest in a joint venture that owned one hotel with 118 rooms, a 48.78% ownership interest in a joint venture that owned one hotel with 147 rooms, a 13.05% ownership interest in a joint venture that owned four hotels with an aggregate of 545 rooms, and a 0.21% ownership interest in a joint venture that owned one hotel with 123 rooms, for which substantially all of the profit or loss generated by the joint venture is allocated to the company. As of September 30, 2006, the company also had $61.7 million in loan receivables from owners of several hotels. The company does not hold an ownership interest in any of the hotels for which it has provided financing. For more information about Winston Hotels, visit the company’s Web site at www.winstonhotels.com.
Notes About Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements. The reader can identify these statements by use of words like “may,” “will,” “expect,” “project,” “anticipate,” “estimate,” “target,” “believe,” “continue” or similar expressions, including without limitation its acquisition, disposition and development plans for hotel properties, its hotel lending plans, its dividend policy, and its estimated net income available to common shareholders, net income available to common shareholders per share, FFO available to common shareholders, FFO available to common shareholders per share and RevPAR. These statements represent the company’s judgment and are subject to risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward looking statements including, but not limited to, changes in general economic conditions, lower occupancy rates, lower average daily rates, acquisition risks, development risks including risk of construction delay, cost overruns, occupancy and governmental permits, zoning, the increase of development costs in connection with projects that are not pursued to completion, the risk of non-payment of subordinated loans, or the failure to make additional hotel debt investments and investments in hotels. Other risks are discussed in the company’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2005.

Notes About Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules. As required by SEC rules, the company has provided reconciliation in this press release of each non-GAAP financial measure to its most directly comparable GAAP measure. We believe that these non-GAAP measures, when combined with the company’s primary GAAP presentations required by the SEC, help improve our equity holders’ ability to understand our operating performance and make it easier to compare the results of our company with other hotel REITs. A description of each is provided below.
FFO and FFO Available to Common Shareholders
The company reports FFO in accordance with the definition of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) (determined in accordance with generally accepted accounting principles, or “GAAP”), excluding gains (losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). The company further subtracts preferred stock dividends from FFO to calculate FFO available to common shareholders. FFO available to common shareholders is a performance measure used by the company in its budgeting and forecasting models, it is discussed during Board meetings, and is considered when making decisions regarding acquisitions, sales of properties and other investments, and is a metric in determining executive compensation. The calculation of FFO and FFO available to common shareholders may vary from entity to entity, and as such the presentation of FFO and FFO available to common shareholders by the company may not be comparable to other similarly titled measures of other reporting companies. FFO and FFO available to common shareholders are not intended to represent cash flows for the period. FFO and FFO available to common shareholders have not been presented as an alternative to net income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002) in response to perceived drawbacks associated with the presentation of net income under GAAP as applied to REITs. Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical GAAP cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, the company believes FFO and FFO available to common shareholders (combined with the company’s primary GAAP presentations required by the SEC) improve our investors’ ability to understand the company’s operating performance.
The company also provides FFO Available to Common Shareholders excluding extinguishment of debt and other unusual expenses as well as non-cash charges. We describe this measure as FFO Available to Common Shareholders, excluding unusual charges in the attached reconciliation schedules. The following describes the unusual charges the company incurred during 2005 and 2006 that are added back to FFO:

•	The Company recorded a $12.4 million, net of minority interest, non-cash impairment charge in the third quarter of 2005 relating to two hotels.
•	In May 2006, the company borrowed funds under its line of credit to pay off the outstanding balance of $11.3 million on the ten-year first mortgage loan collateralized by the Evanston Hilton Garden Inn. A prepayment premium and write-off of related deferred expenses of $0.2 million are included in “extinguishment of debt” in the Consolidated Statements of Operations.
•	In May 2006 the company defeased the remaining $61.3 million balance of the company’s $71 million ten-year 7.375% fixed-rate CMBS debt secured in part by the company’s hotels. The difference between the amount of securities purchased to defease the debt and the debt paid down, which totaled $3.2 million, as well as $0.5 million for the write-off of related deferred expenses, were recorded as an “extinguishment of debt” in the Consolidated Statements of Operations.
•	The company adopted FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” (“FIN 47”) an interpretation of SFAS No. 143, “Accounting for Asset Retirement Obligations” effective December 31, 2005. Under the interpretation, an entity is required to recognize a liability for the fair value of an asset retirement obligation (“ARO”) that is conditional on a future event if the liability’s fair value can be reasonably estimated. During the second quarter the company recorded an ARO liability for one of its hotels, which included a non-recurring, non-cash cumulative adjustment of $0.2 million.
•	One of the company’s taxable REIT subsidiaries provided development services to one of the company’s consolidated joint ventures, and recorded development fee income. This income is taxable and therefore income tax expense related to the development fees, totaling $0.4 million, is included in the Consolidated Statements of Operations. Since the joint venture’s income is consolidated into the company’s financial statements, the development fee income is eliminated in consolidation.
The above adjustments are not in accordance with the NAREIT definition of FFO and are not comparable to similar adjusted FFO measures reported by other REITs. The company presents these adjustments to FFO because it believes that the resulting measure provides investors a useful indicator of the operating performance of the Company’s hotels and other investments during the three and nine months ended September 30, 2006 as compared to prior periods by adjusting for the effects of certain unusual or non-cash items arising during the periods. FFO available to common shareholders, excluding unusual charges, is not intended to represent cash flows for the period, is not presented as an alternative to net income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition to being used by management in the annual budget process, the compensation committee of the board of directors of the company will consider these adjustments in its criteria for performance-based executive compensation.

Operating Margin
Gross operating profit margin, which is referred to herein as “operating margin,” is defined as hotel revenues minus hotel operating costs before property taxes, insurance and management fees, divided by hotel revenues.
RevPAR
RevPAR is an acronym for Revenue Per Available Room, which is determined by multiplying average daily rate by occupancy percentage for any given period. RevPAR does not include food and beverage or other ancillary revenues, such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the company’s statement of operations, hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported on a quarter to date and/or year to date basis.
EBITDA, excluding unusual charges
EBITDA is an acronym for Earnings before Interest, Taxes, Depreciation, and Amortization, which is defined as GAAP net income (loss) adjusted for interest expense, taxes, depreciation and amortization. EBITDA is helpful to investors and management as a measure of the performance of the company because it provides an indication of the operating performance of the properties within the portfolio and is not impacted by the capital structure of the REIT. EBITDA does not represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of our financial performance or to cash flow from operating activities as determined by GAAP as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. EBITDA may include funds that may not be available for the company’s discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties.
The company provides EBITDA, excluding unusual charges in the attached reconciliation schedule. EBITDA, excluding unusual charges excludes all operating results from discontinued operations, minority interest, extinguishment of debt charges, and loss on impairment of assets held for sale because the company believes that exclusion of such items in EBITDA better reflects the ongoing operating performance of the company’s remaining assets.
The company presents these adjustments to EBITDA because it believes that the resulting measure provides investors a more useful indicator of the operating performance of the Company’s hotels and other investments in the three and nine months ended September 30, 2006 as compared to prior periods, by adjusting for the effects of certain unusual items arising during the periods. EBITDA, excluding unusual charges is not intended to represent cash flows for the period, is not presented as an alternative to net income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of	As of
	September 30, 2006	December 31, 2005

ASSETS

Land	$57,235	$55,758
Buildings and improvements	418,545	422,081
Furniture and equipment	64,533	63,048

Operating properties	540,313	540,887
Less accumulated depreciation	139,406	139,259

	400,907	401,628
Properties under development	29,924	25,139

Net investment in hotel properties	430,831	426,767

Assets held for sale	7,051	11,009
Corporate furniture, fixtures and equipment, net	580	371
Cash	13,498	15,047
Accounts receivable, net	3,464	3,820
Notes receivable	61,731	38,050
Investment in joint ventures	2,882	1,795
Deferred expenses, net	9,371	6,807
Prepaid expenses and other assets	13,231	12,556
Deferred tax asset	10,072	11,471

Total assets	$552,711	$527,693

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY

Lines of credit	$31,196	$157,896
Mortgage loans	223,818	99,874
Accounts payable and accrued expenses	19,489	27,915
Distributions payable	6,414	6,011

Total liabilities	280,917	291,696

Minority interest	14,082	12,786

Shareholders’ equity:
Preferred stock, Series B, $.01 par value, 5,000 shares authorized, 3,680 shares issued and outstanding (liquidation preference of $93,840)	37	37
Common stock, $.01 par value, 50,000 shares authorized, 29,192 shares issued and outstanding at September 30, 2006 and 26,509 shares issued and outstanding at December 31, 2005	292	265
Additional paid-in capital	351,073	325,238
Unearned compensation	—	(1,454)
Distributions in excess of earnings	(93,690)	(100,875)

Total shareholders’ equity	257,712	223,211

Total liabilities, minority interest and shareholders’ equity	$552,711	$527,693

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2006	2005

Operating revenue:
Rooms	$42,321	$32,121
Food and beverage	4,062	3,001
Other operating departments	1,457	960
Joint venture fee income	60	63

Total operating revenue	47,900	36,145

Hotel operating expenses:
Rooms	8,543	6,742
Food and beverage	2,637	2,166
Other operating departments	1,063	709
Undistributed operating expenses:
Property operating expenses	8,838	6,706
Real estate taxes and property and casualty insurance	2,008	1,666
Franchise costs	2,856	2,329
Maintenance and repair	2,139	1,726
Management fees	1,570	905
General and administrative	2,810	2,261
Depreciation	5,383	4,208
Amortization	523	405

Total operating expenses	38,370	29,823

Operating income	9,530	6,322

Interest and other income	2,324	2,062
Interest expense	(4,076)	(2,822)

Income before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income of unconsolidated joint ventures	7,778	5,562
Income allocation to minority interest in Partnership	(206)	(146)
Income allocation to minority interest in consolidated joint ventures	(482)	(272)
Income tax expense	(906)	(338)
Equity in income of unconsolidated joint ventures	34	75

Income from continuing operations	6,218	4,881
Discontinued operations:
Income from discontinued operations	174	595
Gain on sale of discontinued operations	6,887	2
Loss on impairment of assets held for sale	—	(12,386)

Net income (loss)	13,279	(6,908)
Preferred stock distribution	(1,840)	(1,840)

Net income (loss) available to common shareholders	$11,439	$(8,748)

Basic weighted average number of common shares outstanding	27,500	26,314

Diluted weighted average number of common shares outstanding	28,928	27,620

Income (loss) per common share basic and diluted:
Income from continuing operations	$0.16	$0.12
Income (loss) from discontinued operations	0.25	(0.45)

Net income (loss) available to common shareholders	$0.41	$(0.33)

Per share dividends to common shareholders	$0.15	$0.15

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Nine Months Ended September 30,
	2006	2005

Operating revenue:
Rooms	$120,293	$92,225
Food and beverage	10,074	7,073
Other operating departments	4,000	2,655
Joint venture fee income	163	187

Total operating revenue	134,530	102,140

Hotel operating expenses:
Rooms	24,775	19,793
Food and beverage	7,166	5,341
Other operating departments	2,865	1,943
Undistributed operating expenses:
Property operating expenses	25,686	19,401
Real estate taxes and property and casualty insurance	5,831	4,957
Franchise costs	8,224	6,660
Maintenance and repair	6,339	5,108
Management fees	4,609	2,709
General and administrative	8,336	6,151
Depreciation	15,680	12,068
Amortization	1,530	1,041

Total operating expenses	111,041	85,172

Operating income	23,489	16,968

Extinguishment of debt	(3,961)	—
Interest and other income	5,730	4,809
Interest expense	(13,426)	(7,652)

Income before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income of unconsolidated joint ventures	11,832	14,125
Income allocation to minority interest in Partnership	(175)	(354)
Income allocation to minority interest in consolidated joint ventures	(701)	(539)
Income tax expense	(1,820)	(514)
Equity in income of unconsolidated joint ventures	98	42

Income from continuing operations	9,234	12,760
Discontinued operations:
Income from discontinued operations	1,276	1,106
Gain on sale of discontinued operations	14,615	366
Loss on impairment of assets held for sale	—	(12,386)

Net income	25,125	1,846
Preferred stock distribution	(5,520)	(5,520)

Net income (loss) available to common shareholders	$19,605	$(3,674)

Basic weighted average number of common shares outstanding	26,803	26,298

Diluted weighted average number of common shares outstanding	28,251	27,609

Income (loss) per common share basic and diluted:
Income from continuing operations	$0.14	$0.28
Income (loss) from discontinued operations	0.59	(0.42)

Net income (loss) available to common shareholders	$0.73	$(0.14)

Per share dividends to common shareholders	$0.45	$0.45

WINSTON HOTELS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO FFO,
FFO AVAILABLE TO COMMON SHAREHOLDERS AND
FFO AVAILABLE TO COMMON SHAREHOLDERS, EXCLUDING UNUSUAL CHARGES
($ in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net income (loss)	$13,279	$(6,908)	$25,125	$1,846
Gain on sale	(7,203)	(2)	(15,306)	(383)
Minority interest in Partnership allocation of income	206	146	175	354
Minority interest in Partnership allocation of gain on sale of discontinued operations	316	—	691	17
Minority interest in Partnership allocation of income (loss) from discontinued operations	8	29	59	53
Depreciation	4,980	3,842	14,498	11,158
Depreciation from discontinued operations	—	782	658	2,395
Depreciation from joint ventures	267	280	790	660

FFO	11,853	(1,831)	26,690	16,100

Preferred stock dividend	(1,840)	(1,840)	(5,520)	(5,520)

FFO available to common shareholders	10,013	(3,671)	21,170	10,580

Unusual Charges:
Extinguishment of debt	—	—	3,961	—
Asset retirement obligation	—	—	195	—
Tax on joint venture development fees	—	—	420	—
Impairment of wholly owned hotels, net of minority interest	—	12,386	—	12,386

FFO available to common shareholders, excluding unusual charges	$10,013	$8,715	$25,746	$22,966

Weighted average common shares outstanding assuming dilution	28,928	27,620	28,251	27,609

FFO available to common shareholders per share	$0.35	$(0.13)	$0.75	$0.38

FFO available to common shareholders per share, excluding unusual charges	$0.35	$0.32	$0.91	$0.83

Common dividend per share	$0.15	$0.15	$0.45	$0.45

WINSTON HOTELS, INC.
RECONCILIATION OF NET INCOME (LOSS)
TO EBITDA AND EBITDA, EXCLUDING UNUSUAL CHARGES
($ in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net income (loss)	$13,279	$(6,908)	$25,125	$1,846
Add back:
Interest expense	3,612	2,427	12,046	6,809
Interest expense from joint ventures	319	268	943	608
Depreciation	4,980	3,842	14,498	11,158
Depreciation from discontinued operations	—	782	658	2,395
Depreciation from joint ventures	267	280	790	660
Amortization expense	491	386	1,428	1,008
Amortization from discontinued operations	18	12	30	28
Amortization expense from joint ventures	20	13	69	26
Expense from income tax	807	354	1,569	507

EBITDA	$23,793	$1,456	$57,156	$25,045

Unusual Charges:
Minority interest in Partnership allocation of income	$206	$146	$175	$354
Extinguishment of debt	—	—	3,961	—
Depreciation from discontinued operations	—	(782)	(658)	(2,395)
Amortization from discontinued operations	(18)	(12)	(30)	(28)
Income from discontinued operations, net of minority interest	(174)	(595)	(1,276)	(1,106)
Gain on sale, net of minority interest	(6,887)	(2)	(14,615)	(366)
Impairment, net of minority interest	—	12,386	—	12,386

EBITDA, excluding unusual charges	$16,920	$12,597	$44,713	$33,890

WINSTON HOTELS, INC.
2006 FOURTH QUARTER AND ANNUAL GUIDANCE
RECONCILIATION OF NET INCOME TO
FFO AVAILABLE TO COMMON SHAREHOLDERS *
($ in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31, 2006		December 31, 2006
	Guidance Range		Guidance Range
	Low	High	Low	High

Net income	$2,900	$3,500	$28,000	$28,600

Gain on sale	—	—	(15,300)	(15,300)

Minority interest	50	100	900	1,000

Depreciation	5,000	5,000	20,200	20,200

Depreciation from joint ventures	300	300	1,100	1,100

Preferred stock dividend	(1,840)	(1,840)	(7,360)	(7,360)

FFO Available to Common Shareholders	6,410	7,060	27,540	28,240

Unusual Charges:
Extinguishment of debt	—	—	3,961	3,961
Asset retirement obligation	—	—	195	195
Tax on joint venture development fees	—	—	420	420

FFO Available to Common Shareholders, excluding unusual charges	$6,410	$7,060	$32,116	$32,816

Weighted average common shares assuming dilution	30,400	30,400	28,800	28,800

FFO Available to Common Shareholders per share	$0.21	$0.23	$0.96	$0.98

FFO Available to Common Shareholders per share, excluding unusual charges	$0.21	$0.23	$1.12	$1.14

*	Assumes no additional hotel acquisitions, dispositions, developments or placements of hotel debt, other than those discussed in this press release.

Winston Hotels, Inc.
Same-Store Revenue Per Available Room Statistics
Three and Nine Months Ended September 30, 2006 and 2005

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
Total for 38 Hotels	2006	2005	% CH	2006	2005	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	$49.94	$44.12	13.2%	$53.27	$46.93	13.5%
Courtyard, Fairfield Inn, Residence Inn	$70.03	$63.42	10.4%	$70.20	$62.98	11.5%
Hampton Inn/Suites	$67.85	$60.14	12.8%	$68.60	$59.91	14.5%
Hilton Garden Inn	$84.87	$78.41	8.2%	$82.36	$76.02	8.3%
Holiday Inn Express/Select	$83.13	$77.26	7.6%	$74.86	$70.48	6.2%
Homewood Suites	$70.73	$63.71	11.0%	$74.95	$69.57	7.7%

Region
South Atlantic	$64.68	$57.42	12.6%	$66.10	$58.92	12.2%
East North Central	$93.58	$82.86	12.9%	$84.80	$75.73	12.0%
West South Central	$63.84	$60.11	6.2%	$63.27	$57.97	9.1%
Mountain	$41.66	$35.64	16.9%	$63.75	$56.05	13.7%
New England	$72.39	$70.30	3.0%	$70.59	$67.25	5.0%
Middle Atlantic	$99.67	$94.79	5.1%	$89.15	$83.94	6.2%

Segment
Upscale	$74.59	$67.95	9.8%	$75.40	$68.90	9.4%
Mid-scale w/ F&B	$88.86	$82.84	7.3%	$80.66	$74.10	8.9%
Mid-scale w/o F&B	$60.26	$53.04	13.6%	$61.29	$53.90	13.7%

Service
Limited-service	$60.71	$53.64	13.2%	$61.63	$54.29	13.5%
Full-service	$82.12	$75.30	9.1%	$78.17	$71.35	9.6%
Extended-stay	$64.97	$58.83	10.4%	$72.79	$67.03	8.6%

Total	$70.26	$63.36	10.9%	$70.32	$63.36	11.0%
The above presentation includes 36 of the company’s 44 wholly owned hotels as of September 30, 2006, as well as two joint venture hotels the company held an ownership interest in throughout the periods presented. These joint venture hotels include the Chapel Hill, N.C. Courtyard by Marriott and the Ponte Vedra, Fla. Hampton Inn.
The above presentation excludes the Hampton Inn & Suites Baltimore Inner Harbor in Maryland which was acquired in September 2005 and the six hotels (five Towneplace Suites hotels and one Courtyard by Marriott hotel) acquired in October 2005. The above presentation also excludes the Stanley Hotel in Estes Park, Colo., which was acquired in August 2005, in which the company owns a 60 percent interest, the Courtyard by Marriott in Kansas City, Mo which opened April 20, 2006 and the Courtyard by Marriott in St Charles, Ill. which was acquired in September 2006. These properties were not open throughout each of the periods presented; therefore they are excluded from the table above.

Winston Hotels, Inc.
Same-Store Average Daily Rate Statistics
Three and Nine Months Ended September 30, 2006 and 2005

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
Total for 38 Hotels	2006	2005	% CH	2006	2005	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	$70.21	$63.87	9.9%	$71.46	$67.64	5.6%
Courtyard, Fairfield Inn, Residence Inn	$102.91	$90.53	13.7%	$102.82	$89.90	14.4%
Hampton Inn/Suites	$95.34	$84.05	13.4%	$94.15	$83.97	12.1%
Hilton Garden Inn	$116.13	$109.70	5.9%	$113.39	$109.30	3.7%
Holiday Inn Express/Select	$110.88	$104.06	6.6%	$106.99	$98.52	8.6%
Homewood Suites	$95.75	$91.64	4.5%	$96.03	$93.94	2.2%

Region
South Atlantic	$90.29	$81.45	10.9%	$89.74	$82.63	8.6%
East North Central	$117.37	$108.59	8.1%	$114.72	$104.29	10.0%
West South Central	$104.64	$92.13	13.6%	$103.82	$90.44	14.8%
Mountain	$80.08	$72.39	10.6%	$93.54	$86.24	8.5%
New England	$106.01	$97.12	9.2%	$103.87	$99.11	4.8%
Middle Atlantic	$125.27	$117.19	6.9%	$121.75	$113.77	7.0%

Segment
Upscale	$105.13	$96.68	8.7%	$104.12	$97.05	7.3%
Mid-scale w/ F&B	$111.10	$106.22	4.6%	$105.96	$102.23	3.6%
Mid-scale w/o F&B	$85.79	$75.91	13.0%	$85.54	$76.62	11.6%

Service
Limited-service	$86.35	$76.55	12.8%	$86.02	$77.13	11.5%
Full-service	$111.49	$102.40	8.9%	$108.52	$100.66	7.8%
Extended-stay	$93.81	$88.99	5.4%	$96.26	$92.96	3.5%

Total	$98.25	$89.44	9.9%	$97.04	$89.40	8.5%
The above presentation includes 36 of the company’s 44 wholly owned hotels as of September 30, 2006, as well as two joint venture hotels the company held an ownership interest in throughout the periods presented. These joint venture hotels include the Chapel Hill, N.C. Courtyard by Marriott and the Ponte Vedra, Fla. Hampton Inn.
The above presentation excludes the Hampton Inn & Suites Baltimore Inner Harbor in Maryland which was acquired in September 2005 and the six hotels (five Towneplace Suites hotels and one Courtyard by Marriott hotel) acquired in October 2005. The above presentation also excludes the Stanley Hotel in Estes Park, Colo., which was acquired in August 2005, in which the company owns a 60 percent interest, the Courtyard by Marriott in Kansas City, Mo which opened April 20, 2006 and the Courtyard by Marriott in St Charles, Ill. which was acquired in September 2006. These properties were not open throughout each of the periods presented; therefore they are excluded from the table above.

Winston Hotels, Inc.
Same-Store Occupancy Statistics
Three and Nine Months Ended September 30, 2006 and 2005

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
Total for 38 Hotels	2006	2005	% CH	2006	2005	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	71.1%	69.1%	2.9%	74.5%	69.4%	7.3%
Courtyard, Fairfield Inn, Residence Inn	68.0%	70.1%	-3.0%	68.3%	70.1%	-2.6%
Hampton Inn/Suites	71.2%	71.6%	-0.6%	72.9%	71.3%	2.2%
Hilton Garden Inn	73.1%	71.5%	2.2%	72.6%	69.6%	4.3%
Holiday Inn Express/Select	75.0%	74.2%	1.1%	70.0%	71.5%	-2.1%
Homewood Suites	73.9%	69.5%	6.3%	78.1%	74.1%	5.4%

Region
South Atlantic	71.6%	70.5%	1.6%	73.7%	71.3%	3.4%
East North Central	79.7%	76.3%	4.5%	73.9%	72.6%	1.8%
West South Central	61.0%	65.2%	-6.4%	60.9%	64.1%	-5.0%
Mountain	52.0%	49.2%	5.7%	68.1%	65.0%	4.8%
New England	68.3%	72.4%	-5.7%	68.0%	67.8%	0.3%
Middle Atlantic	79.6%	80.9%	-1.6%	73.2%	73.8%	-0.8%

Segment
Upscale	70.9%	70.3%	0.9%	72.4%	71.0%	2.0%
Mid-scale w/ F&B	80.0%	78.0%	2.6%	76.1%	72.5%	5.0%
Mid-scale w/o F&B	70.2%	69.9%	0.4%	71.7%	70.3%	2.0%

Service
Limited-service	70.3%	70.1%	0.3%	71.6%	70.4%	1.7%
Full-service	73.7%	73.5%	0.3%	72.0%	70.9%	1.6%
Extended-stay	69.3%	66.1%	4.8%	75.6%	72.1%	4.9%

Total	71.5%	70.8%	1.0%	72.5%	70.9%	2.3%
The above presentation includes 36 of the company’s 44 wholly owned hotels as of September 30, 2006, as well as two joint venture hotels the company held an ownership interest in throughout the periods presented. These joint venture hotels include the Chapel Hill, N.C. Courtyard by Marriott and the Ponte Vedra, Fla. Hampton Inn.
The above presentation excludes the Hampton Inn & Suites Baltimore Inner Harbor in Maryland which was acquired in September 2005 and the six hotels (five Towneplace Suites hotels and one Courtyard by Marriott hotel) acquired in October 2005. The above presentation also excludes the Stanley Hotel in Estes Park, Colo., which was acquired in August 2005, in which the company owns a 60 percent interest, the Courtyard by Marriott in Kansas City, Mo which opened April 20, 2006 and the Courtyard by Marriott in St Charles, Ill. which was acquired in September 2006. These properties were not open throughout each of the periods presented; therefore they are excluded from the table above.